Exhibit 99.1

Press Release	NASDAQ:ABCW
FOR IMMEDIATE RELEASE – DRAFT 4
Date: MARCH 2, 2009
ANCHOR BANCORP WISCONSIN INC. ANNOUNCES
AMMENDMENT OF LOAN AGREEMENT
Madison, Wisc.– Anchor BanCorp Wisconsin Inc. (ABCW) today announced an agreement to amend the terms of its outstanding line of credit with U.S. Bank. The agreement provides that no payment was necessary on March 2, 2009, with the balance of the $116.3 million loan due by May 29, 2009.
“This amended credit agreement with U.S. Bank provides us with additional time needed to work towards finalizing a financing strategy appropriate to the realities of today’s capital markets,” said Doug Timmerman, Chairman and CEO.
“At this point we are waiting for the capital markets to warm to the financial sector, which will help position us to implement an appropriate long term capital strategy,” added Timmerman.
About AnchorBanCorp Wisconsin, Inc.
Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has 74 full service offices and two loan origination only offices. All are located in Wisconsin.
For More Information
For more information, contact Mark D. Timmerman, President and CEO of AnchorBank at (608) 252-8784, or Douglas J. Timmerman, President, Chairman and CEO of AnchorBanCorp Wisconsin, at (608) 252-8782.
Forward-Looking Statements
This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp’s forward-looking statements.